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                                                        EXHIBIT 11.1

                               CERUS CORPORATION
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


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
                                                         December 31,                            June 30,
                                            ------------------------------------           --------------------
                                            1993            1994          1995             1995            1996
                                            ----            ----          ----             ----            ----

Net loss                                $(3,515,466)    $(1,800,089)   $(2,360,321)     $(2,620,900)    $(4,157,531)
                                        ===========     ===========    ===========      ===========     ===========

Shares used in net loss per share
  computation:

        Weighted average shares of
          common stock outstanding        1,014,000         982,273        963,507          962,458         964,555
        Shares related to Staff
          Accounting Bulletins              906,222         906,222        906,222          906,222         906,222
                                        -----------      ----------     ----------        ---------      ----------

Shares used in net loss per
  share computation                       1,920,222       1,888,495      1,869,729        1,868,680       1,870,777
                                        ===========      ==========     ==========        =========       =========
Net loss per share                      $     (1.83)     $    (0.95)    $    (1.26)       $   (1.40)          (2.22)
                                        ===========      ==========     ==========        =========       =========
Calculation of shares outstanding
  for computing pro forma net
  loss per share:

  Shares used in computing net loss
     per share (from above):                                             1,869,729                        1,870,777
  Adjusted to reflect the effect of
     the assumed conversion of convertible
     preferred stock from the date of
     issuance:                                                           2,444,316                        2,620,677
                                                                         ---------                        ---------
Shares used in computing pro forma net loss
  per share                                                              4,314,045                        4,491,454
                                                                         =========                        =========
Pro forma net loss per share                                             $   (0.55)                       $   (0.93)
                                                                         =========                        =========
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